                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                        Date of Report: October 29, 2001

                             YOUNG BROADCASTING INC.

             (Exact name of Registrant as specified in its charter)

        Delaware                      0-25042                        13-3339681
(State of incorporation)       (Commission File No.)      (IRS Employer Identification No.)

                              599 Lexington Avenue

                            New York, New York 10022

                    (Address of principal executive offices)


                  Registrant's telephone number: (212) 754-7070

Item 5.   Other Events.

         On October 26, 2001, Young Broadcasting Inc. issued a press release announcing that it had commenced the solicitation of consents from holders of its 9% Senior Subordinated Notes due 2006 to amend certain provisions of the indenture covering those securities. A copy of the press release is attached as
Exhibit 99.1 to this Form 8-K. Young Broadcasting also announced that it intends, subject to market conditions, to offer up to $250 million of new senior unsecured notes in a private placement, and that it has requested that its senior lenders agree to certain amendments to its senior credit facility.

Item 7.   Financial Statements and Exhibits.

(a)      Financial Statements - None

(b)      Pro Forma Financial Information - None

(c)      Exhibits:


    Exhibit No.           Description
    -----------           -----------

        99.1              Press Release dated October 26, 2001


Item 9.   Regulation FD Disclosure.

         Pursuant to a Consent Solicitation Statement dated October 26, 2001, Young Broadcasting Inc. is conducting a solicitation of consents from holders of its 9% Senior Subordinated Notes due 2006 to amend certain provisions of the indenture governing those securities. The text of the Consent Solicitation Statement immediately follows this paragraph.

                        CONSENT SOLICITATION STATEMENT

                            Young Broadcasting Inc.

            Solicitation of Consents with Respect to the Indenture
                                 Governing Its
         9% Senior Subordinated Notes due 2006 (CUSIP No. 987434 AF 4)


   THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
    NOVEMBER 5, 2001 (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). CONSENTS MAY ONLY BE REVOKED UNDER THE CIRCUMSTANCES
  DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT AND THE LETTER OF CONSENT.


Young Broadcasting Inc. (the "Company") is soliciting the consents (the "Consents") of registered holders ("Holders") as of the close of business on October 25, 2001 (the "Record Date") of its $125 million principal amount of 9% Senior Subordinated Notes due 2006 (the "1996 Notes") to amendments (the "Proposed Amendments") to the Indenture, dated as of January 1, 1996, as supplemented to date (the "Indenture"), among the Company, the several guarantor parties thereto (the "Guarantors") and State Street Bank and Trust Company, as trustee (the "Trustee"). The principal purpose of the consent solicitation and the Proposed Amendments is to amend the Indenture to provide the Company with flexibility to incur additional debt, including the New Senior Notes (as defined below).

Subject to market conditions, we intend to offer and sell new senior debt securities (the "New Senior Notes") in an offering that qualifies as a private placement under the Securities Act of 1933, as amended (the "Securities Act"). We intend to use the net proceeds of the New Senior Notes to repay indebtedness outstanding under our senior credit facilities. We will not issue the New Senior Notes unless the Proposed Amendments become effective.

The effectiveness of the Proposed Amendments is subject to and conditioned upon
(i) receipt of the Requisite Consents (as defined below) on or prior to the Expiration Time (the "Consent Condition") and (ii) the issuance of the New Senior Notes and the effectiveness of the Bank Amendment (as defined below) (each a "Financing Condition" and collectively, the "Financing Conditions"); provided, however, that we may, in our sole discretion, waive, modify or amend either or both of the Financing Conditions.

As part of the consent solicitation, the Company will make a cash payment (the "Consent Payment") of $10.00 per $1,000 principal amount of 1996 Notes to each Holder who has delivered a duly executed Consent prior to the Expiration Time and who has not revoked that Consent in accordance with the procedures described in this Consent Solicitation Statement. The Company's obligation to make the Consent Payment is contingent upon receipt of the Requisite Consents and the effectiveness of the Proposed Amendments.

           The Solicitation Agents for the consent solicitation are:

Deutsche Banc Alex. Brown

                           CIBC World Markets Corp.

                                                            Wachovia Securities

     The date of this Consent Solicitation Statement is October 26, 2001.

   The Company is seeking written consent from at least a majority in principal amount of the 1996 Notes not owned by the Company or an affiliate of the Company (the "Requisite Consents"). As soon as the Requisite Consents have been received, the Company intends to execute promptly (and in any event on or prior to the Expiration Time) a supplemental indenture (the "Supplemental Indenture") with the Trustee and the Guarantors that will enact the Proposed Amendments. Even if a Supplemental Indenture is executed, however, that Supplemental Indenture will provide that the Proposed Amendments will not become effective unless and until the Financing Conditions have been satisfied; provided, however, that we may, in our sole discretion, waive, modify or amend either or both of the Financing Conditions. If the Proposed Amendments become effective, each Holder will be bound by such amendments, whether or not such Holder consented to the Proposed Amendments.

   Regardless of whether the Proposed Amendments become effective, the 1996 Notes will continue to be outstanding in accordance with all other terms of the 1996 Notes and the Indenture. The changes sought to be effected by the Proposed Amendments will not alter the Company's obligation to pay the principal of or interest on the 1996 Notes or alter the stated interest rate or maturity date of the 1996 Notes.

   Holders who desire to consent to the Proposed Amendments should respond promptly by either: (i) in the case of a Holder who holds physical certificates evidencing 1996 Notes, delivering the completed letter of consent ("Letter of Consent") that is enclosed herewith and any other required documentation to D.F. King & Co., Inc., the Tabulation Agent for this consent solicitation, or
(ii) in the case of a beneficial owner whose 1996 Notes are held in book-entry form, request such beneficial owner's broker, dealer, commercial bank, trust company or other nominee to effect a Consent. The Depository Trust Company (the "DTC") has authorized DTC participants that hold 1996 Notes on behalf of beneficial owners of 1996 Notes through the DTC to consent to the Proposed Amendments as if they were Holders. Accordingly, for purposes of this consent solicitation, the term "Holder" shall be deemed to include DTC participants who held 1996 Notes through the DTC as of the Record Date. To effect a Consent, a DTC participant or its duly authorized proxy must deliver the completed Letter of Consent that is enclosed herewith and any other required documentation to the Tabulation Agent for this consent solicitation.

   Please complete and return your documents promptly. Holders should not tender or deliver their 1996 Notes at any time.

   If any person receiving this Consent Solicitation Statement has sold or transferred its 1996 Notes prior to the Record Date, this Consent Solicitation Statement and the documents delivered with it should be passed on to the person through whom such sale or transfer was effected for transmission to the purchaser or transferee.

   This Consent Solicitation Statement does not constitute a solicitation of a Consent in any state or foreign jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such a solicitation.

   Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith. If the Company becomes aware of any state or foreign jurisdiction where the making of the consent solicitation is not in compliance with applicable law, the Company will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction. If, after such good faith effort, the Company cannot comply with the requirements of any such state or foreign jurisdiction, the consent solicitation will not be made to (nor will Consents be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

   If any jurisdiction where the securities, blue sky or other laws require the consent solicitation to be made by a licensed broker or dealer, the consent solicitation will be deemed to be made on behalf of the Company by the Solicitation Agents or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Consent Solicitation Statement or in the Letter of Consent and, if given or made, such information or representation must not be relied upon as having been authorized.

   The delivery of this Consent Solicitation Statement shall not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the information set forth herein or therein or in the affairs of the Company since the date hereof or thereof.

   This Consent Solicitation Statement is solely for the purposes of the consent solicitation. Neither the consent solicitation nor the delivery of this Consent Solicitation Statement constitutes an offering of the 1996 Notes, the New Senior Notes or any other security of the Company, and this Consent Solicitation Statement may not be used for such purposes or in connection with the purchase or sale of any securities, including, without limitation, the 1996 Notes and the New Senior Notes. The New Senior Notes will not be, and have not been, registered under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration.

                               TABLE OF CONTENTS

                                                Page
-                                               ----
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS   4
INDUSTRY AND MARKET DATA.......................   4
COMPANY INFORMATION............................   5
DOCUMENTS INCORPORATED BY REFERENCE............   5
SUMMARY OF THE CONSENT SOLICITATION............   6
BACKGROUND.....................................  10
CERTAIN CONSIDERATIONS.........................  13
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA.  18
THE PROPOSED AMENDMENTS........................  21
THE CONSENT SOLICITATION.......................  23
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES...  27

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the information in this Consent Solicitation Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

   .   discuss our future expectations;

   . contain projections of our future results of operations or of our financial condition; or

   .   state other "forward-looking" information.

   We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this Consent Solicitation Statement under "Certain Considerations," as well as any cautionary language in this Consent Solicitation Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this Consent Solicitation Statement could have a material adverse effect on our business, operating results and financial condition.

                           INDUSTRY AND MARKET DATA

   In this Consent Solicitation Statement, we rely on and refer to information and statistics regarding the television broadcasting industry and our market share in the sectors in which we compete. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. All market rank, rank in market, station audience rating and share, and television household data in this Consent Solicitation Statement are from the Nielsen Station Index Viewers and Profile dated November 2000, as prepared by A.C. Nielsen Company ("Nielsen"). Nielsen data provided herein refers solely to the United States television markets. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

                              COMPANY INFORMATION

   The Company files reports and other information with the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Its filings with the SEC may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the SEC's site on the World Wide Web, located at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Consent Solicitation Statement and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Expiration Time. The documents we are incorporating by reference are as follows:

   .   our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

   .   our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

   .   our Annual Report on Form 10-K for the year ended December 31, 2000;

   . our Current Report on Form 8-K, dated February 14, 2001, filed with the Commission on February 15, 2001;

   . our Current Report on Form 8-K, dated June 20, 2001, filed with the Commission on June 26, 2001;

   . the definitive proxy statement relating to our 2001 annual meeting of stockholders dated April 10, 2001; and

   . the description of our Class A common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

   Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Consent Solicitation Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Consent Solicitation Statement except as so modified or superceded. You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

          Young Broadcasting Inc.
          599 Lexington Avenue
          New York, New York 10022
          (212) 754-7070

                      SUMMARY OF THE CONSENT SOLICITATION

   This Summary of the consent solicitation and the Background that follows are each qualified in their entirety by the detailed information included in this Consent Solicitation Statement and the accompanying Letter of Consent.

The Consent Solicitation.....  The Company is soliciting the Consents of
                               Holders to the Proposed Amendments. The
                               principal purpose of the consent solicitation and the Proposed Amendments is to amend the Indenture to provide the Company with flexibility to incur additional debt, including the New Senior Notes.

Consent Payment..............  As part of the consent solicitation, we will make a cash payment of $10.00 per $1,000 principal amount of 1996 Notes to each Holder as of the Record Date who has delivered a duly executed Consent prior to the Expiration Time and who has not revoked that Consent in accordance with the procedures described in this Consent Solicitation Statement. The Company's obligation to make the Consent Payment is contingent upon receipt of the Requisite Consents and the effectiveness of the Proposed Amendments.

                               Holders of 1996 Notes who do not timely consent to the Proposed Amendments will not be eligible to receive the Consent Payment even though the Proposed Amendments will be binding on them if the Proposed Amendments become effective.

Record Date..................  Holders of 1996 Notes as of the close of business on October 25, 2001, the Record Date, will be entitled to notice of, and to consent to, the Proposed Amendments. Only Holders as of the Record Date or their legal representatives may execute Consents, and such Consents will be binding on all subsequent transferees. Any beneficial owner of 1996 Notes who is not a Holder of such Notes must arrange with the person who, on the Record Date, was the Holder or such Holder's assignees or nominees to complete and deliver a Consent on such beneficial owner's behalf.

Expiration Time; Extension;
  Termination; Amendments....  The Expiration Time is 5:00 p.m., New York City
                               time, on November 5, 2001; provided that the Company may extend the Expiration Time at its sole discretion. The term Expiration Time means the latest time and date as to which the consent solicitation is extended. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement.

                               The Company reserves the right:

                               .   to extend the Expiration Time;

                               . to terminate the consent solicitation at any time prior to the Expiration Time, whether or not the Requisite Consents have been received; and

                               . to amend the consent solicitation at any time prior to the Expiration Time, whether or not the Requisite Consents have been received.

The Proposed Amendments......  The Proposed Amendments consist of the following:

                               .   Modifying the definition of "New Credit
                                   Facility" so that such definition
                                   specifically includes each of the Company's existing senior credit facilities. The proposed amendment would make the definition of "New Credit Facility" in the 1996 Notes identical to the corresponding definition in the Company's 10% senior subordinated notes due 2011; and

                               .   Modifying the definition of "Senior Bank
                                   Debt" to increase from $200 million to $500 million the amount of debt that the Company and its Restricted Subsidiaries are permitted to incur under the New Credit Facility as "Permitted Indebtedness", which modification would provide flexibility for the Company to incur additional debt, including the New Senior Notes. This modification would make the debt basket in the 1996 Notes identical to the corresponding debt basket in each of the Company's other outstanding indentures.

Requisite Consents...........  The Company is seeking written consent from at least a majority in principal amount of the 1996 Notes outstanding and not owned by the Company or an affiliate of the Company. As of the date of this Consent Solicitation Statement, $125 million aggregate principal amount of the 1996 Notes are outstanding.
Effectiveness of Proposed
  Amendments.................  As soon as the Requisite Consents have been received with respect to the 1996 Notes, the
                               Company intends to execute promptly (and in any event on or prior to the Expiration Time) a Supplemental Indenture with the Trustee and the Guarantors under the Indenture that will enact the Proposed Amendments with respect to the 1996 Notes. Even if a Supplemental Indenture is executed, however, that Supplemental Indenture will provide that the Proposed Amendments will not become effective unless and until the Financing Conditions have been satisfied; provided, however, that we may, in our sole discretion, waive, modify or amend either or both of the Financing Conditions.
Consequences to
  Non-Consenting Holders.....  If the Proposed Amendments become effective, each Holder will be bound by such amendments, whether or not such

                               Holder consented to the Proposed Amendments.
                               Holders who do not timely consent to the Proposed Amendments will not be eligible to receive the Consent Payment even though the Proposed Amendments will be binding on them if the Proposed Amendments become effective.

                               Regardless of whether the Proposed Amendments become effective, the 1996 Notes will continue to be outstanding in accordance with all other terms of the 1996 Notes and the Indenture. The changes sought to be effected by the Proposed Amendments will not alter the Company's obligation to pay the principal of or interest on the 1996 Notes or alter the stated interest rate or maturity date of the 1996 Notes.

Consent Procedures...........  Only the following are eligible to consent to the Proposed Amendments:

                               .   Holders in whose name 1996 Notes are
                                   registered as of the Record Date in the
                                   registry maintained by the Trustee under the Indenture; and

                               . persons who hold valid proxies of Holders authorizing such persons (or any persons claiming title by or through such persons) to furnish Consents with respect to the consent solicitation.

                               Holders who desire to consent to the Proposed Amendments should follow the procedures for consenting under "The Consent
                               Solicitation--Consent Procedures."

DTC Participants.............  DTC, as nominee holder of 1996 Notes, has authorized DTC participants to consent with respect to the 1996 Notes owned by it and held in the name of Cede & Co., as specified on the DTC security position listing as of the Record Date. All references to Holder shall, unless otherwise specified, include DTC.

Revocation of Consents.......  Any Holder may revoke its Consent given as to its 1996 Notes or any portion of its 1996 Notes (in integral multiples of $1,000) prior to the receipt by the Trustee of an officers' certificate certifying that the Requisite Consents related to such Notes have been received. A Holder desiring to revoke its Consent must deliver to the Tabulation Agent, at the address or facsimile number (any facsimiles must be confirmed by an original) set forth on the back cover page of this Consent Solicitation Statement and in the Letter of Consent, a written revocation of such Consent in the form of a subsequent Consent marked "Revoked" in column 4 of the box set forth in the Letter of Consent entitled "Description of Notes," including the principal amount of the 1996 Notes to which such revocation relates, the date of such revocation and the signature of the Holder. A revocation must be executed by the Holder in the same manner as the Holder's name appears on the Consent to which the revocation relates.

Solicitation Agents..........  The Company has retained Deutsche Banc Alex.
                               Brown Inc., CIBC World Markets Corp. and
                               Wachovia Securities as Solicitation Agents in connection with the consent solicitation. The Solicitation Agents will solicit Consents and will respond to inquiries of Holders of 1996 Notes. Any questions regarding the terms of the consent solicitation may be directed to any of the Solicitation Agents at their respective addresses or telephone numbers set forth on the back cover page hereof.

Tabulation and Information
  Agent......................  The Company has retained D.F. King & Co., Inc.
                               as Tabulation Agent in connection with the consent solicitation. Deliveries of Consents and any questions regarding the Consent Payment should be directed to D.F. King & Co., Inc. at the address or facsimile number (any facsimiles must be confirmed by an original) set forth on the back cover page hereof.

                               D.F. King & Co., Inc. is also the Information Agent in connection with the consent solicitation. Any requests for assistance in filling out and delivering a Letter of Consent or requests for additional copies of this Consent Solicitation Statement or a Letter of Consent may be directed to D.F. King & Co., Inc. at the address or telephone number set forth on the back cover page hereof.

Certain U.S. Federal Income
  Tax Consequences...........  For a summary of certain U.S. Federal Income Tax consequences to Holders of Securities of the Proposed Amendments and the Consent Payment, see "Certain U.S. Federal Income Tax Consequences."

                                  BACKGROUND

The Company

   Young Broadcasting Inc. owns and operates twelve television stations in geographically diverse markets and a national television sales representation firm, Adam Young Inc. Six of the stations are affiliated with American Broadcasting Companies, Inc. ("ABC"), three are affiliated with CBS Inc. ("CBS"), two are affiliated with National Broadcasting Company, Inc. ("NBC") and one is an independent station. Each of our stations is owned and operated by a direct or indirect subsidiary. We are presently the eighth largest ABC network affiliate group in terms of households reached. Our sole independent television station, KCAL, Los Angeles, California, is the only independent VHF television station operating in the Los Angeles market, which is ranked as the second-largest television market in terms of population and the largest in terms of estimated television revenue.

   We were founded in 1986 by Vincent Young and his father, Adam Young. Vincent Young, our chairman, has over 25 years of experience in the television broadcast industry, and Adam Young has over 50 years of experience in the industry. Ronald Kwasnick, our president, has over 25 years of experience in the industry.

   We are a Delaware corporation that was formed in 1986. Our principal offices are located at 599 Lexington Avenue, New York, New York 10022, and our telephone number is (212) 754-7070.

The Stations

   Our stations are geographically diverse, which minimizes the impact of regional economic downturns. Two stations are located in the west region (KCAL-Los Angeles, California and KRON-San Francisco, California), five stations are located in the Midwest region (WBAY-Green Bay, Wisconsin, KWQC-Quad Cities, KELO-Sioux Falls, South Dakota, WLNS-Lansing, Michigan and WTVO-Rockford, Illinois), four stations are in the southeast region (WKRN-Nashville, Tennessee, WRIC-Richmond, Virginia, WATE-Knoxville, Tennessee, and KLFY-Lafayette, Louisiana), and one station is in the northeast region (WTEN-Albany, New York).

   Six of our twelve stations are affiliated with ABC, three are affiliated with CBS, two are affiliated with NBC and one is an independent station. We believe that this network diversity reduces the potential impact of a ratings decline experienced by a particular network. KCAL is the only independent VHF television station operating in the Los Angeles market. The following table sets forth general information for each of our stations:

                                                                       Commercial  Station
                             Market   Television             Network   Station in  Rank In  In-Market   Year
                             Rank(1) Households(2) Channel Affiliation   DMA(3)   Market(4) Share(5)  Acquired
                             ------- ------------- ------- ----------- ---------- --------- --------- --------
KCAL (Los Angeles, CA)......     2     5,135,140      9        IND         13         7         8       1996
KRON (San Francisco, CA) (6)     5     2,431,720      4        NBC         16         1        13       2000
WKRN (Nashville, TN)........    31       830,800      2        ABC          7         3        22       1989
WTEN (Albany, NY)...........    56       508,470     10(7)     ABC          6         3        25       1989
WRIC (Richmond, VA).........    60       489,320      8        ABC          5         3        25       1994
WATE (Knoxville, TN)........    63       462,000      6        ABC          5         2        22       1994
WBAY (Green Bay, WI)........    69       398,510      2        ABC          6         1        33       1994
KWQC (Quad Cities)..........    90       306,600      6        NBC          4         1        41       1996
WLNS (Lansing, MI)..........   107       240,570      6        CBS          4         1        34       1986
KELO (Sioux Falls, SD)......   111       231,550     11(8)     CBS          4         1        47       1996
KLFY (Lafayette, LA)........   123       203,650     10        CBS          4         1        52       1988
WTVO (Rockford, IL).........   135       171,000     17        ABC          5         3        24       1988

--------
(1)Refers to the size of the television market or Designated Market Area ("DMA") as used by Nielsen.
(2)Refers to the number of television households in the DMA as estimated by Nielsen.

(3)Represents the number of television stations ("reportable stations") designated by Nielsen as "local" to the DMA, excluding public television stations and stations which do not meet minimum Nielsen reporting standards (weekly cumulative audience of less than 2.5%) for reporting in the Sunday through Saturday, 7:00 a.m. to 1:00 a.m. period ("sign-on to sign-off"). Does not include national cable channels. The number of reportable stations may change for each reporting period. "Weekly cumulative audience" measures the total number of different households tuned to a station at a particular time during the week. "Share" references used elsewhere herein measure the total daily households tuned to a station at a particular time during the week.
(4)Station's rank relative to other reportable stations, based upon the DMA rating as reported by Nielsen sign-on to sign-off during November 2000.
(5)Represents an estimate of the share of DMA households viewing television received by a local commercial station in comparison to other local commercial stations in the market ("in-market share"), as measured sign-on to sign-off.
(6)KRON's affiliation with NBC will end on December 31, 2001, when their affiliation agreement expires.
(7)WTEN has a satellite station, WCDC (Adams, Massachusetts), Channel 19, operating under a separate license from the FCC.
(8)KELO has three satellite stations, KDLO (Florence, South Dakota), Channel 3, KPLO (Reliance, South Dakota), Channel 6, and KCLO (Rapid City, South Dakota), Channel 15, each of which operates under a separate license from the FCC. KCLO operates in a separate DMA from that of KELO and the other two satellites, wherein it ranks 172.

Refinancing

   This consent solicitation is part of a refinancing intended to provide the Company with covenant and financial flexibility, increased liquidity, improved interest coverage and extended debt maturities. As part of the refinancing, we intend to offer, subject to market conditions, up to $250 million of New Senior Notes in an offering that qualifies as a private placement under the Securities Act. The New Senior Notes will be unsecured senior obligations and will rank equally with all of our existing and future senior debt. The New Senior Notes will be effectively subordinated to any secured debt, including indebtedness under our senior credit facilities. We intend to use the proceeds of the New Senior Notes to repay indebtedness outstanding under our senior credit facilities, pay related fees and expenses as well as fund four semi-annual interest payments on the New Senior Notes. In addition, we intend to effect amendments to our senior credit facilities (such amendments collectively being referred to herein as the "Bank Amendment") to modify certain interest and financial covenants contained therein. The Bank Amendment includes eliminating the total leverage covenant through June 30, 2002, introducing a senior secured leverage covenant, revising the interest coverage and fixed charge covenants, amending the mandatory prepayment requirements and permitting the issuance of the New Senior Notes. The Bank Amendment also provides for covenant relief through the remaining term of our senior credit facilities.

   We will not issue the New Senior Notes unless the Proposed Amendments become effective. The Proposed Amendments will not become effective unless and until
(i) we have obtained the Requisite Consents with respect to the 1996 Notes in this consent solicitation and (ii) the Financing Conditions have been satisfied; provided, however, that we may, in our sole discretion, waive, modify or amend either or both of the Financing Conditions. Accordingly, in the event that the Requisite Consents are obtained and the New Senior Notes have not been issued and/or the Bank Amendment has not become effective, the Proposed Amendments will become effective if we waive such conditions. In such event, there can be no assurance that the New Senior Notes will be issued thereafter or that the Bank Amendment will become effective, and we will be under no obligation to issue the New Senior Notes or effect the Bank Amendment.

Purpose and Effects of the Consent Solicitation

   Since the issuance of the 1996 Notes, the Company has more than doubled in size. The Company believes that certain of the provisions of the 1996 Notes restricting the incurrence of debt by the Company are no longer appropriate given the Company's current size. The principal purpose of the consent solicitation and the Proposed Amendments is to amend the Indenture to provide the Company with flexibility to incur additional debt, including the New Senior Notes. In addition, the modifications that would be effected by the Proposed Amendments would conform the affected sections of the Indenture to the corresponding sections of each of our other outstanding indentures.

   The Proposed Amendments consist of the following:

   . Modifying the definition of "New Credit Facility" so that such definition specifically includes each of the Company's existing senior credit facilities. The proposed amendment would make the definition of "New Credit Facility" in the 1996 Notes identical to the corresponding definition in the Company's 10% senior subordinated notes due 2011; and

   . Modifying the definition of "Senior Bank Debt" to increase from $200 million to $500 million the amount of debt that the Company and its Restricted Subsidiaries is permitted to incur under the New Credit Facility as "Permitted Indebtedness", which modification would provide flexibility for the Company to incur additional debt. This modification would make the debt basket in the 1996 Notes identical to the corresponding debt basket in each of the Company's other outstanding indentures.

   If the Proposed Amendments become effective, each Holder will be bound by these amendments, whether or not the Holder consented to the Proposed Amendments.

                            CERTAIN CONSIDERATIONS

   Holders of 1996 Notes should carefully consider the factors set forth below, as well as the other information set forth and incorporated by reference in this Consent Solicitation Statement, prior to delivering a Consent.

We have substantial debt and have significant interest payment requirements

   We have a substantial amount of debt. The following table shows certain important credit statistics about us as of June 30, 2001 and as adjusted to give effect to our public offering of 3 million shares of our Class A common stock in June 2001 and the use of the net proceeds therefrom:

                      As of June 30, 2001
                     ----------------------
                       Actual   As Adjusted
                     ---------- -----------
                     (dollars in thousands)
Total debt.......... $1,267,505 $1,164,005
Shareholders' equity    157,953    261,453
Debt to equity ratio       8.0x       4.5x

   Subject to restrictions in our senior credit facilities, the indentures governing our 10% senior subordinated notes due 2011, our 8 3/4% senior subordinated notes due 2007 and the 1996 Notes, we may also incur significant amounts of additional debt for working capital, for capital expenditures, in connection with our strategy of pursuing strategic acquisitions and for other purposes.

   Our high level of combined debt could have important consequences for our company, including the following:

   . we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;

   . we will need to use a large portion of our revenues to pay interest on borrowings under our senior credit facilities and our senior subordinated notes, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

   . some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

   . we are more vulnerable to economic downturns and adverse developments in our business;

   . we are less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services; and

   .   we may not be able to implement our strategy.

Covenant restrictions under our senior credit facilities and our indentures may limit our ability to operate our business

   Our senior credit facilities and the indentures governing our existing notes contain, and the New Senior Notes and certain of our other future agreements regarding debt will contain, among other things, covenants that may restrict our and the guarantors' ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facilities and our indentures restrict, among other things, our ability and the ability of the Guarantors to:


   .   borrow money;

   .   pay dividends or make distributions;

   .   purchase or redeem stock;

   .   make investments and extend credit;

   .   engage in transactions with affiliates;

   .   engage in sale-leaseback transactions;

   .   consummate certain asset sales;

   . effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

   .   create liens on our assets.

   In addition, our senior credit facilities currently require us to, and following the effectiveness of the Bank Amendment such facilities will continue to require us to, maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that our senior lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facilities and our indentures. If an event of default under our senior credit facilities occurs, our senior lenders could elect to declare all amounts outstanding under such senior credit facilities, together with accrued interest, to be immediately due and payable.

Holders who do not timely consent to the Proposed Amendments will be bound by the Proposed Amendments and will not be eligible to receive the Consent Payment

   After the Supplemental Indenture is executed and the Proposed Amendments become effective, all then current Holders of 1996 Notes, including non-consenting Holders, and all subsequent Holders of 1996 Notes will be bound by the Proposed Amendments. Additionally, Holders who do not timely consent to the Proposed Amendments will not be eligible to receive the Consent Payment even though the Proposed Amendments will be binding upon them.

Our business has been and continues to be adversely affected by national and local economic conditions that adversely affect advertising

   The television industry is cyclical in nature. Because we rely upon sales of advertising time at our stations for substantially all of our revenues, our operating results are particularly susceptible to being affected by prevailing economic conditions at both the national and regional levels. KRON and KCAL, together and individually, represent a significant portion of our revenues; our operating results, therefore, are particularly susceptible to economic conditions in the San Francisco and Los Angeles markets. Our revenues have been adversely affected by the current national recessionary environment and since a substantial portion of our revenues are derived from local advertisers, our operating results in individual markets may be adversely affected by any further local and regional economic downturn. On October 1, 2001, we updated our prior estimates of the Company's third quarter revenue and broadcast cash flow and estimated that third quarter revenue would be 22% to 24% below that of the same period in 2000 and that third quarter broadcast cash flow would be 46% to 48% below that of the same period in 2000.

Our operating results have been and may continue to be adversely affected by acts of war and terrorism

   In response to the September 11, 2001 terrorist attacks on New York City and Washington, D.C., we increased our news and community service programming, which decreased the amount of broadcast time available for commercial advertising. In addition, these events caused advertisers to reschedule advertisements on our stations. Each of these factors has adversely affected our revenues. Acts of war and terrorism against the United States, and the country's response thereto, may also cause the current general slowdown in the U.S. advertising market to worsen, which could cause our advertising revenues to decline further due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.

We may experience disruptions in our business if we acquire and integrate new television stations

   As part of our business strategy, we will continue to evaluate opportunities to acquire television stations. There can be no assurance that we will find attractive acquisition candidates or effectively manage the integration of acquired stations into our existing business. If the expected operating efficiencies from acquisitions do not materialize, if we fail to integrate new stations or recently acquired stations into our existing business, or if the costs of such integration exceed expectations, our operating results and financial condition could be adversely affected. If we make acquisitions in the future, we may need to incur more debt, issue more equity securities, and we may incur contingent liabilities and amortization expenses related to goodwill and other intangible assets. Any of these occurrences could adversely affect our operating results and financial condition.

We are dependent on our personnel, and the departure of one or more of our key personnel could impair our ability to effectively operate our business or pursue our business strategies

   Our success is substantially dependent upon the retention of, and the continued performance by, our senior management. The loss of the services of Vincent J. Young, Chairman, Ronald J. Kwasnick, President, James A. Morgan, Executive Vice President, or Deborah A. McDermott, Executive Vice
President--Operations, could have an adverse impact on us.

We are dependent on networks for our programming, and the loss of one or more of our network affiliations would disrupt our business and could have a material adverse effect on our financial condition and results of operations by reducing station revenue at the effected station(s)

   Six of our twelve stations are affiliated with the ABC television network, three are affiliated with the CBS television network, two are affiliated with the NBC television network and one station is independent. The television viewership levels for stations other than KCAL (Los Angeles, California), our only independent television station, are materially dependent upon programming provided by these major networks and are particularly dependent upon programming provided by the ABC network. Each of our stations other than KCAL is a party to an affiliation agreement with one of the networks, giving the station the right to rebroadcast programs transmitted by the network. The networks currently pay each affiliated station a fee for each hour of network programming broadcast by the stations in exchange for the networks' right to sell the majority of the commercial announcement time during such programming.

   As an independent station, KCAL purchases all of its programming, resulting in proportionally higher programming costs for the station. We may be exposed in the future to volatile or increased programming costs that may adversely affect our operating results. Further, programs are usually purchased for broadcasting for two to three year periods, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their cost has been fully amortized, resulting in write-offs that increase station operating costs.

   While KRON is currently affiliated with the NBC television network, NBC has informed us that they will not extend the affiliation past December 31, 2001 when the affiliation agreement expires. As a result, we expect that KRON will become an independent station and, in such case, it is likely that KRON will experience increased programming costs and generate lower broadcast cash flow, which may adversely affect our operating results.

We are dependent on KRON and KCAL for over 50% of our broadcast cash flow

   KRON and KCAL together contributed approximately 59.5% and 56.0% of our broadcast cash flow for the years ended December 31, 2000 and 1999, respectively. We are dependent on these two stations to satisfy a substantial amount of our obligations. If either of these stations were to experience increased programming costs or otherwise failed to be as profitable as they have been in recent years, our operating results may be adversely affected.

Our business has been, and continues to be, subject to extensive governmental legislation and regulation, which may restrict our ability to pursue our business strategy and/or increase our operating expenses

   Our television operations are subject to significant regulation by the Federal Communications Commission under the Communications Act of 1934, as amended. A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal, and transfer of station operating licenses. In particular, our business will be dependent upon our ability to continue to hold television broadcasting licenses from the FCC.

   FCC licenses generally have a term of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that our licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. The non-renewal or revocation of one or more of our primary FCC licenses could have a material adverse effect on our operations. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation and ownership of our broadcast properties. We are unable to predict the impact that any such laws or regulations may have on our operations.

We operate in a very competitive business environment

   We face competition from:

   .   cable television;

   .   new networks;

   . alternative methods of receiving and distributing television signals and satellite delivered programs, including direct broadcast satellite television systems;

   . multipoint multichannel distributions systems, master antenna television systems and satellite master antenna television systems; and

   . other sources of news, information and entertainment such as off- air television broadcast programming, streaming video broadcasts over the Internet, newspapers, movie theaters, live sporting events and home video products, including videotape cassette recorders and digital video disc players.

   In addition to competing with other media outlets for audience share, we also compete for advertising revenues that comprise the primary source of revenues for our operating subsidiaries. Our stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media such as newspapers, radio stations, the Internet, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems.

   Our television stations are located in highly competitive markets. Accordingly, the results of our operations will be dependent upon the ability of each station to compete successfully in its market, and there can be no assurance that any one of our stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of our competitors have or may, in the future, obtain greater resources, our ability to compete successfully in our broadcasting markets may be impeded.

Management, as major stockholders, possesses unequal voting rights and control

   Our common stock is divided into three classes with different voting rights that allow for the maintenance of control by our management. Each share of Class A common stock is entitled to one vote, each share of Class B common stock is entitled to ten votes, except for certain significant transactions for which such shares are entitled to one vote per share, and shares of Class C common stock are not entitled to vote except in connection with any change to our certificate of incorporation that would adversely affect the rights of holders of such common stock. As of September 30, 2001, there were no shares of Class C common stock outstanding.

   As of September 30, 2001, Adam Young and Vincent Young together beneficially owned shares of Class A common stock and Class B common stock representing approximately 51% of the total voting power of our common stock. As a result, Adam Young and Vincent Young have control over the election of a majority of our directors and, thus, over our operations and business. In addition, such stockholders have the ability to prevent certain types of material transactions, including a change of control.

   The disproportionate voting rights of the Class A common stock relative to the Class B common stock may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal or tender offer.

                SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

   The summary historical consolidated financial data set forth below for the three years ended December 31, 2000 have been derived from our consolidated financial statements. The consolidated financial statements for the three years ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors. The summary historical consolidated financial data for the six month periods ended June 30, 2000 and 2001 have been derived from our unaudited consolidated historical financial statements, which include all adjustments (consisting of normal recurring accruals) that we consider necessary for a fair presentation of the financial position and results of operations for these periods. The data for the periods presented are not necessarily comparable because of acquisitions made throughout such periods.

                                                                                          Six Months ended
                                                      Year Ended December 31,                 June 30,
                                               -------------------------------------  ------------------------
                                                  1998         1999         2000         2000         2001
                                               -----------  -----------  -----------  -----------  -----------
Statement of Operation Data:
Net revenue(1)................................ $   277,052  $   280,659  $   372,685  $   147,091  $   192,858
Operating expenses, including selling, general
 and administrative expenses..................     116,712      114,974      149,773       60,721       86,700
Amortization of program license rights........      33,014       47,690       57,655       27,308       30,604
Depreciation and amortization.................      49,472       47,983       55,232       22,669       30,899
Corporate overhead............................       7,860        8,227       12,010        7,034        5,640
Non-cash compensation paid in common
 stock(2).....................................       1,146       19,102        1,321          665          847
Merger related costs..........................       1,444           --           --           --           --
                                               -----------  -----------  -----------  -----------  -----------
Operating income..............................      67,404       42,683       96,694       28,694       38,168
Interest expense, net.........................     (62,617)     (62,981)     (95,843)     (31,605)     (60,836)
Gain on sale of station.......................          --           --       15,651       15,651           --
Minority interest in BayTV....................          --           --           --           --           --
Other expenses, net...........................        (788)      (1,244)      (1,013)        (621)        (895)
                                               -----------  -----------  -----------  -----------  -----------
Income (loss) before provision for income
 taxes and extraordinary item.................       3,999      (21,542)      15,489       12,119      (23,563)
Provision for income taxes....................          --           --       (1,500)      (1,500)          --
                                               -----------  -----------  -----------  -----------  -----------
Income (loss) before extraordinary item....... $     3,999  $   (21,542) $    13,989  $    10,619  $   (23,563)
Extraordinary loss on extinguishment of debt..          --           --           --           --      (12,436)
                                               -----------  -----------  -----------  -----------  -----------
Net income (loss)............................. $     3,999  $   (21,542) $    13,989  $    10,619  $   (35,999)
                                               ===========  ===========  ===========  ===========  ===========
Income (loss) per basic common share before
 extraordinary item........................... $      0.28  $     (1.59) $      0.92  $      0.78  $     (1.41)
Net Income (loss) per basic common share...... $      0.28  $     (1.59) $      0.92  $      0.78  $     (2.15)
Basic shares used in earnings per share
 calculation..................................  14,147,522   13,588,108   15,157,243   13,618,034   16,729,923

Other Financial Data:
Ratio of earnings to fixed charges(3).........        1.1x           --         1.2x         1.3x           --
Cash flow provided by operating activities.... $    54,292  $    36,398  $    80,762  $    33,186  $    24,733
Cash flow used in investing activities........ $   (34,154) $    (7,887) $  (645,115) $  (634,722) $    (7,837)
Cash flow (used in) provided by financing
 activities................................... $   (21,127) $   (26,222) $   566,977  $   602,878  $    85,022
Payments for program license liabilities...... $    33,337  $    46,678  $    53,623  $    26,060  $    28,019
Broadcast cash flow(4)........................ $   127,003  $   119,007  $   169,289  $    60,320  $    78,139
Broadcast cash flow margin....................        45.8%        42.4%        45.4%        41.0%        40.5%
Adjusted broadcast cash flow(5)...............          --           --           --  $    96,296           --
Operating cash flow(6)........................ $   119,143  $   110,780  $   157,279  $    57,696  $    72,499
Adjusted operating cash flow(7)...............          --           --           --  $    89,262           --
Capital expenditures.......................... $     7,524  $     9,360  $    17,213  $     2,624  $     2,877

Balance Sheet Data (as of end of period):
Total assets.................................. $   825,668  $   818,670  $ 1,554,368  $ 1,551,823  $ 1,599,790
Long-term debt (including current portion).... $   658,224  $   650,510  $ 1,276,285  $ 1,277,761  $ 1,267,505
Stockholders' equity.......................... $    46,865  $    30,659  $   103,094  $   130,834  $   157,953

--------
(1)Net revenue is total revenue net of agency and national representation commissions.
(2)Represents non-cash charges for the employer matching contribution to the defined benefit plan in 1998, 1999 and 2000 of shares of Class A common stock. In 1999, approximately $18.3 million relates to the extension of the expiration date of stock options granted in 1994 and 1995.
(3)For purposes of this ratio, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as income (loss) before income taxes, extraordinary items and fixed charges. Earnings were insufficient to cover fixed charges by $1.1 million, $21.5 million and $23.6 million for the years ended December 31, 1997 and 1999 and the six months ended June 30, 2001, respectively.
(4)"Broadcast cash flow" is defined as operating income before income taxes and interest expense, plus depreciation and amortization (including amortization of program license rights), non-cash compensation, merger related costs and corporate overhead, less payments for program license liabilities. Other television broadcasting companies may measure broadcast cash flow in a different manner. We have included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and are also used by investors to measure a company's ability to service debt. Broadcast cash flow is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements, is not intended to represent funds available for debt service, dividends, reimbursement or other discretionary uses, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(5)Represents pro forma broadcast cash flow after adjustments for net annualized expense reductions for labor, benefits, programming, national representation fees, advertising and promotion and other operating costs.

      The following table sets forth a reconciliation of pro forma broadcast cash flow to adjusted broadcast cash flow:

                                               For the Year Ended
                                                  December 31,
                                                      2000
                                               ------------------
              Broadcast cash flow (pro forma).      $205,265
                 Labor & Benefits.............         6,308
                 Programming costs............         1,560
                 National representation fees.         1,960
                 Advertising & Promotion......           976
                 Other operating costs........           763
                                                    --------
              Adjusted broadcast cash flow....      $216,832
                                                    ========

(6)"Operating cash flow" is defined as operating income before income taxes and interest expense, plus depreciation and amortization (including amortization of program license rights), non-cash compensation and merger related costs, less payments for program license liabilities. Other television broadcasting companies may measure operating cash flow in a different manner. We have included operating cash flow data because such data are used by investors to measure a company's ability to service debt and are used in calculating the amount of additional indebtedness that we may incur in the future under our indentures. Operating cash flow does not purport to represent cash provided by operating activities as reflected in our consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(7)Represents pro forma operating cash flow after adjustments for net annualized expense reductions for labor, benefits, programming, national representation fees, advertising and promotion and other operating costs.

   The following table sets forth a reconciliation of pro forma operating cash flow to adjusted operating cash flow:

                                   For the Year Ended
                                      December 31,
                                          2000
                                 ----------------------
                                 (dollars in thousands)
Operating cash flow (pro forma).        $193,255
   Labor & Benefits.............           6,308
   Programming costs............           1,560
   National representation fees.           1,960
   Advertising & Promotion......             976
   Other operating costs........             376
                                        --------
Adjusted operating cash flow....        $204,435
                                        ========

                            THE PROPOSED AMENDMENTS

   The following is a summary of the Proposed Amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indenture. You should review the full and complete terms of the Indenture for more information regarding the effects of the Proposed Amendments. Copies of the Indenture are available from the Information Agent or the Company upon request.

   The Company is soliciting the Consents of the Holders of the 1996 Notes to the Proposed Amendments and to the execution and delivery by the Company and the Guarantors of the Supplemental Indenture. The Supplemental Indenture will effect the Proposed Amendments. As soon as the Requisite Consents have been received, the Company intends to execute promptly (and in any event on or prior to the Expiration Time) a Supplemental Indenture with the Trustee and the Guarantors that will enact the Proposed Amendments. Even if a Supplemental Indenture is executed, however, that Supplemental Indenture will provide that the Proposed Amendments will not become effective unless and until the Financing Conditions have been satisfied; provided, however, that we may, in our sole discretion, waive, modify or amend either or both of the Financing Conditions.

   The Proposed Amendments consist of the following:

   .   New Credit Agreement

      Provision Affected. Definition of New Credit Agreement.

      Effect of Amendment. On the date of issuance of the 1996 Notes, the Company was a party to one senior credit facility, which is the facility referred to in the definition of "New Credit Agreement" contained in the Indenture. As the Company expanded its operations subsequent to the date of issuance of the 1996 Notes, its borrowing capacity correspondingly increased, and in June 2000 the Company entered into a second senior credit facility in connection with its acquisition of KRON-TV (the "$600 Million Facility"). In addition, the "New Credit Agreement" as currently defined in the Indenture was amended and restated from time to time. The proposed amendment to the definition of New Credit Agreement would (i) specifically add the $600 Million Facility thereto so that the term "New Credit Facility" would refer to both of the Company's existing credit agreements and (ii) modify the name of and parties to the original "New Credit Agreement" to reflect its composition on the date hereof. The proposed amendment would make the definition of "New Credit Facility" in the 1996 Notes identical to the corresponding definition in the Company's 10% senior subordinated notes due 2011.

      Proposed Amendment.

      "New Credit Agreement" means the $600 million Credit Agreement dated as of June 26, 2000 between the Company, the banks listed therein, Bankers Trust Company as Administrative Agent and the other parties thereto and the $200 million Second Amended and Restated Credit Agreement dated as of June 26, 2000 between the Company, the banks listed therein, Bankers Trust Company as Administrative Agent and Issuing Bank as each of the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.

   .   Senior Bank Debt

      Provision Affected. Definition of Senior Bank Debt.

      Effect of Amendment. Pursuant to Section 4.07(a) of the Indenture, in the event that the Company's Debt to Operating Cash Flow Ratio is more than 6.25 to 1 after giving pro forma effect to the incurrence of any indebtedness, the Company is prohibited from incurring such indebtedness (the "Ratio Test"). Notwithstanding the Ratio Test, the Company and its Restricted Subsidiaries are permitted to incur certain specified indebtedness identified in the Indenture as Permitted Indebtedness. One type of indebtedness identified as Permitted Indebtedness is Senior Bank Debt outstanding or arising under the New Credit Facility, up to a maximum principal amount of $200 million less any required repayments which result in a permanent reduction in the commitments thereunder (the "Senior Bank Debt Basket"). As of the date hereof, the Company is prohibited from incurring additional debt under the Ratio Test and the Company's ability to incur debt under the Senior Bank Debt Basket is severely limited. The Company believes that the net proceeds from the issuance of debt securities in the maximum principal amount that would be within the Company's current capacity under the Senior Bank Debt Basket (the "Permitted Amount") would not be sufficient to repay the amount of outstanding bank indebtedness required to meaningfully improve the Company's overall capitalization. In addition, if new debt were incurred in the Permitted Amount, the Company would have no ability to incur additional debt (including any borrowings under the Company's revolving credit facility that may be required to fund working capital and other expenses) under the Senior Bank Debt Basket. In such case the Company would be prohibited from incurring any additional debt until such time as the Company is able to incur debt under the Ratio Test.

      The proposed amendment to the definition of Senior Bank Debt would increase from $200 million to $500 million the maximum principal amount of Senior Bank Debt that the Company may incur as Permitted Indebtedness, providing the flexibility required for the Company to incur additional debt, including the New Senior Notes. The proposed amendment would make the "Senior Bank Debt" basket in the 1996 Notes identical to the corresponding senior debt basket in each of the Company's other outstanding indentures.

      Proposed Amendment.

      "Senior Bank Debt" means (i) the Indebtedness outstanding or arising under the New Credit Agreement up to a maximum principal amount of $500,000,000, less any required repayments which result in a permanent reduction in the commitments thereunder, (ii) all Obligations incurred by or owing to the holders of such Indebtedness outstanding or arising under the New Credit Agreement (including, but not limited to, all fees and expenses of counsel and all other charges, fees and expenses), and (iii) all Interest Rate Agreement Obligations arising pursuant to the Interest Rate and Currency Exchange Agreement dated as of June 30, 1989 between the Company and Morgan Guaranty Trust Company of New York (or its assigns), any schedule thereto or any confirmation of an interest rate swap transaction thereunder, as the same may be amended or modified from time to time.

                           THE CONSENT SOLICITATION

   The Company is seeking written consent from at least a majority in principal amount of each of the 1996 Notes outstanding and not owned by the Company or an affiliate of the Company. As soon as the Requisite Consents have been received, the Company intends to execute promptly (and in any event on or prior to the Expiration Time) a Supplemental Indenture with the Trustee and the Guarantors under the Indenture that will enact the Proposed Amendments. Even if a Supplemental Indenture is executed, however, that Supplemental Indenture will provide that the Proposed Amendments will not become effective unless and until the Financing Conditions have been satisfied; provided, however, that we may, in our sole discretion, waive, modify or amend either or both of the Financing Conditions. If the Proposed Amendments become effective, each Holder will be bound by such amendments, whether or not such Holder consented to the Proposed Amendments.

   Regardless of whether the Proposed Amendments become effective, the 1996 Notes will continue to be outstanding in accordance with all other terms of the 1996 Notes and the Indenture. The changes sought to be effected by the Proposed Amendments will not alter the Company's obligation to pay the principal of or interest on the 1996 Notes or alter the stated interest rate or maturity date of the 1996 Notes.

Consent Payment

   As part of the consent solicitation, the Company will make a cash payment (the "Consent Payment") of $10.00 per $1,000 principal amount of 1996 Notes to each Holder as of the Record Date who has delivered a duly executed Consent prior to the Expiration Time and who has not revoked that Consent in accordance with the procedures described in this Consent Solicitation Statement. The Company's obligation to make the Consent Payment to each holder who has delivered a duly executed Consent prior to the Expiration Time and who has not revoked that Consent in accordance with the procedures described in this Consent Solicitation Statement is conditioned upon receipt of the Requisite Consents and the effectiveness of the Proposed Amendments. The effectiveness of the Proposed Amendments is subject to and conditioned upon the satisfaction of
(i) the Consent Condition and (ii) the Financing Conditions; provided, however, that we may, in our sole discretion, waive, modify or amend either or both of the Financing Conditions.

   Holders of 1996 Notes who do not timely consent to the Proposed Amendments will not be eligible to receive the Consent Payment even though the Proposed Amendments will be binding on them if the Proposed Amendments become effective.

Expiration Time; Extension; Termination; Amendments

   The Expiration Time is 5:00 p.m., New York City time on November 5, 2001. However, the Company expressly reserves the right:

   .   to extend the Expiration Time;

   . to terminate the consent solicitation at any time prior to the Expiration Time, whether or not the Requisite Consents have been received; and

   . to amend the consent solicitation at any time prior to the Expiration Time, whether or not the Requisite Consents have been received.

Any such extension, termination or amendment will be followed as promptly as practicable by press release or other public announcement thereof. In the case of an extension, a public announcement will be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make any public announcement, the Company will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service or otherwise as required by law.

   No Consent will be valid or effective for more than 90 days after the Record Date unless consent from the Holders of at least a majority in principal amount of the 1996 Notes have also been given and not revoked within such 90 day period.

   The Company cannot assure you whether or not it will exercise its right to extend, terminate or amend this consent solicitation. If the Company makes a material change in the terms of, or information concerning, this consent solicitation or the Proposed Amendments, the Company will disseminate additional solicitation materials to the extent necessary and extend such solicitation to the extent necessary in order to permit the Holders of the 1996 Notes adequate time to consider those materials.

Consent Procedures

   Only Holders of 1996 Notes as of the close of business on the Record Date will be entitled to notice of, and to consent to, the Proposed Amendments. Only Holders as of the Record Date or their legal representatives may execute Consents, and such Consents will be binding on all subsequent transferees. Any beneficial owner of 1996 Notes who is not a Holder of such 1996 Notes must arrange with the person who, on the Record Date, was the Holder or such Holder's assignees or nominees to complete and deliver a Consent on such beneficial owner's behalf.

   Holders who desire to consent and who hold physical certificates evidencing 1996 Notes should deliver the completed Letter of Consent and any other required documentation to the Tabulation Agent at the address or facsimile number (any facsimiles must be confirmed by an original) set forth on the back cover page of this Consent Solicitation Statement.

   The DTC, as nominee holder of 1996 Notes, has authorized DTC participants to consent with respect to the 1996 Notes owned by it and held in the name of Cede & Co., as specified on the DTC security position as of the Record Date. To effect a Consent, a DTC participant or its duly authorized proxy must deliver a completed Letter of Consent and any other required documentation to the Tabulation Agent at its address or facsimile number (any facsimiles must be confirmed by an original) set forth on the back cover page of this Consent Solicitation Statement. A beneficial owner of 1996 Notes held through a DTC participant must either:

   . complete the Instruction from Beneficial Owner that is included with the materials provided with this Consent Solicitation Statement and deliver it to the DTC participant in order to effect a Consent with respect to such 1996 Notes; or

   . obtain a properly executed proxy from the DTC participant and deliver it, together with the Letter of Consent, to the Tabulation Agent.

   Giving a Consent will not affect a Holder's right to sell or transfer the 1996 Notes. All Consents received by the Tabulation Agent, and not properly revoked, will be effective notwithstanding a record transfer of such 1996 Notes subsequent to the Record Date, unless the Holder revokes such Consent prior to the earlier of (i) the receipt of the Requisite Consents related to such 1996 Notes and (ii) the Expiration Time by following the procedures described under "Revocation of Consents." The Company asks each beneficial owner to inform any transferee of this consent solicitation.

   Consents should be delivered to D.F. King & Co., Inc., the Information and Tabulation Agent, not to the Company, the Solicitation Agents or the Trustee. However, the Company reserves the right to accept any Consent received by it, the Solicitation Agents or the Trustee. All consents that are properly completed and delivered to the Information and Tabulation Agent prior to the Expiration Time, and not revoked, will be given effect in accordance with the specifications thereof. The method of delivery of the consents to the Information and Tabulation Agent is at the election and risk of the Holders.

      Holders should not tender or deliver their 1996 Notes at any time.

   Consents or proxies by Holder(s) who are DTC participants must be executed in exactly the same manner as such Holder(s) name(s) are registered with DTC. If a Consent or proxy is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent appropriate evidence of authority to execute the Consent or proxy. In addition, if a Consent or proxy relates to less than the aggregate principal amount of the 1996 Notes which such Holder holds, the Holder must list the principal amount of the 1996 Notes to which the Consent relates. If no aggregate principal amount of the 1996 Notes as to which a Consent is delivered is specified, but the Letter of Consent is otherwise properly completed, the Holder will be deemed to have consented to the Proposed Amendments with respect to the entire aggregate principal amount of the 1996 Notes which the Holder holds.

   The registered ownership of the 1996 Notes as of the Record Date shall be determined by the Trustee, as registrar of the 1996 Notes. The ownership of the 1996 Notes held through the DTC by DTC participants shall be established by a DTC security position listing provided by the DTC as of the Record Date. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding. The Company reserves the right to reject any or all consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in connection with deliveries of particular consents. Unless waived, any defects or irregularities in connection with deliveries of consents must be cured within such time as the Company determines. None of the Company, any of its subsidiaries or affiliates, the Solicitation Agents, the Tabulation and Information Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company's interpretations of the terms and conditions of this consent solicitation shall be conclusive and binding.

Revocation of Consents

   Any Holder may revoke its Consent given as to its 1996 Notes or any portion of its 1996 Notes (in integral multiples of $1,000) prior to the receipt by Trustee of an officers' certificate certifying that the Requisite Consents have been received. As soon as the Requisite Consents have been received, the Company intends to execute promptly (and in any event on or prior to the Expiration Time) a Supplemental Indenture with the Trustee under the Indenture that will enact the Proposed Amendments. A Holder desiring to revoke its Consent must, prior to the receipt by Trustee of an officers' certificate certifying that the Requisite Consents have been received, deliver to the Tabulation Agent, at the address or facsimile number (any facsimiles must be confirmed by an original) set forth on the back cover page of this Consent Solicitation Statement and in the Letter of Consent, a written revocation of such Consent in the form of a subsequent Letter of Consent marked "Revoked" in column 4 of the box set forth in the Letter of Consent entitled "Description of Notes," including the principal amount of the 1996 Notes to which such revocation relates, the date of such revocation and the signature of the Holder. A revocation of a Consent may only be rescinded by the completion and delivery of a new Letter of Consent, in accordance with the procedures herein described, by the Holder who delivered the revocation.

   A revocation must be executed by the Holder in the same manner as the Holder's name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation Statement. A beneficial owner of 1996 Notes who is not the Holder as of the Record Date must either (i) instruct the Holder as of the Record Date to revoke any Consent already given with respect to the 1996 Notes or (ii) obtain a properly executed proxy from such Holder and deliver a revocation of Consent pursuant to the proxy.

   Each properly completed Consent will be counted, notwithstanding any transfer of the 1996 Notes to which such Consent relates, unless the procedure for revocation of consents has been followed.

   The Company reserves the right to contest the validity of any revocation, and all questions as to the validity (including, without limitation, time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding. None of the Company, any of its affiliates, the Solicitation Agents, the Tabulation Agent, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

Solicitation Agents

   The Company has retained Deutsche Banc Alex. Brown Inc., CIBC World Markets Corp. and Wachovia Securities to act as Solicitation Agents in connection with the consent solicitation. Each of the Solicitation Agents will solicit Consents and will respond to inquiries of Holders of 1996 Notes. Any questions regarding the terms of this consent solicitation may be directed to any of the Solicitation Agents at the addresses or telephone numbers set forth on the back cover page hereof. The Solicitation Agents will be reimbursed for their reasonable out-of-pocket expenses in connection with the consent solicitation. The Company has also agreed to indemnify each of the Solicitation Agents for certain liabilities, including liabilities under the federal securities laws.

Tabulation Agent

   The Company has retained D.F. King & Co., Inc. to act as Tabulation Agent in connection with the consent solicitation. In its capacity as Tabulation Agent, D.F. King & Co., Inc. will receive, inspect and tabulate the Consents. Deliveries of Consents and any questions regarding the Consent Payment should be directed to D.F. King & Co., Inc. at the address or facsimile number (any facsimiles must be confirmed by an original) set forth on the back cover page hereof. D.F. King & Co., Inc. will receive a customary fee for its services and be reimbursed for its reasonable out-of-pocket expenses in connection with the consent solicitation.

Information Agent

   The Company has also retained D.F. King & Co., Inc. to act as Information Agent in connection with the consent solicitation. In its capacity as Information Agent, D.F. King & Co., Inc. may contact Holders by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominees for Holders to forward material relating to the consent solicitation to beneficial owners of 1996 Notes. Any requests for assistance in filling out and delivering a Letter of Consent or requests for additional copies of this Consent Solicitation Statement or a Letter of Consent may be directed to D.F. King & Co., Inc. at the address or telephone number set forth on the back cover page hereof. D.F. King & Co., Inc. will receive a customary fee for its services and be reimbursed for its reasonable out-of-pocket expenses in connection with the consent solicitation.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following summary describes the material U.S. federal income tax consequences of the consent solicitation to U.S. Holders as defined below. This summary generally applies only to U.S. Holders that hold the 1996 Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this discussion, a "U.S. Holder" is a beneficial owner of 1996 Notes that is one of the following:

   .   a citizen or resident of the United States;

   . a corporation or other entity treated as a corporation for U.S. federal tax purposes which is created or organized in or under the laws of the United States or any political subdivision thereof;

   . an estate the income of which is subject to U.S. federal income tax regardless of its source; or

   . a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

   This summary is based on the Code, applicable U.S. Treasury regulations, and judicial decisions and administrative rulings now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income tax that may be relevant to particular U.S. Holders in light of their individual circumstances or to special classes of U.S. Holders, such as dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting, persons liable for alternative minimum tax, insurance companies, persons owning the 1996 Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons who acquired the 1996 Notes as compensation, or persons whose functional currency is not the U.S. dollar.

   U.S. Holders of the 1996 Notes should consult their own tax advisors regarding the tax consequences of the consent solicitation to their particular circumstances, including the applicability of the laws of any state, local, or foreign jurisdiction.

Consequences of the Consent Solicitation

   Under U.S. Treasury Regulation Section 1.1001-3 (the "Regulation"), the modification of a debt instrument results in a deemed exchange of the unmodified instrument for a modified instrument (upon which gain or loss may be recognized) if the modification constitutes a "significant modification". The Regulation provides, in part, that modifications similar to the Proposed Amendments that alter customary financial covenants are not significant modifications. Thus, the Company believes that the adoption of the Proposed Amendments should not be considered a significant modification of the terms of the 1996 Notes for this purpose. Further, under the Regulation, the Consent Payment will be treated as increasing the yield of the 1996 Notes. A change in the yield of a debt instrument is a significant modification under the Regulation if the yield of the modified instrument varies from the yield of the unmodified instrument by more than the greater of 0.25%, or 5% of the annual yield of the unmodified instrument. Under this rule, the receipt of a Consent Payment will not constitute a significant modification of the terms of the 1996 Notes for U.S. federal income tax purposes. Accordingly, a U.S. Holder should not recognize gain or loss with respect to the 1996 Notes as a result of the adoption of the Proposed Amendments, and after such adoption, the U.S. Holder should have the same adjusted tax basis and holding period in the 1996 Notes as such Holder had in the 1996 Notes immediately before such adoption, and should continue to report interest income in the same manner as such Holder had reported immediately before the adoption of the Proposed Amendments.

   The receipt of a Consent Payment will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives a Consent Payment will generally recognize ordinary income in the amount of such payment at the time it is paid or accrued, depending upon a U.S. Holder's regular method of accounting.

Information Reporting and Backup Withholding

   Consenting U.S. Holders of the 1996 Notes, unless otherwise exempt as noted below, will be subject to information reporting with respect to their receipt of the Consent Payment. Backup withholding at a rate equal to the fourth lowest rate of tax under Section 1(c) of the Code (which is 30.5% for amounts paid before 2002 and 30.0% for amounts paid during 2002) may apply to the Consent Payment if a U.S. Holder (1) fails to furnish its taxpayer identification number ("TIN") on an IRS Form W-9 (or a suitable substitute form) within a reasonable time after a request; (2) furnishes an incorrect TIN; (3) is informed by the IRS that it failed to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Consenting U.S. Holders should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

   If backup withholding applies to the Consent Payment, the tax withheld would reduce the U.S. Holder's U.S. federal income tax liability. If withholding results in an overpayment of tax, the U.S. Holder may be entitled to a refund provided that the required information is furnished to the IRS.

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                            Young Broadcasting Inc.

     Solicitation of Consents with Respect to the Indenture Governing Its
         9% Senior Subordinated Notes due 2006 (CUSIP No. 987434 AF 4)

   Holders who wish to consent should deliver their completed Letters of Consent to the Tabulation Agent in accordance with the instructions set forth herein and in the Letter of Consent. Revocations of Consents should be sent to the Tabulation Agent. The method of delivery of all documents, including Letters of Consent, is at the election and risk of the Holder.

             The Tabulation Agent for the consent solicitation is:

                             D.F. King & Co., Inc.
                         77 Water Street, 20/th/ Floor
                           New York, New York 10005
                          Attention: Edward McCarthy

                           Toll Free: (800) 714-3305
                            Collect: (212) 269-5550
                          By facsimile transmission:
                                (212) 952-0137

   Any requests for assistance in filling out and delivering the Letter of Consent or requests for additional copies of this Consent Solicitation Statement or the Letter of Consent may be directed to the Information Agent.

            The Information Agent for the consent solicitation is:

                             D.F. King & Co., Inc.
                         77 Water Street, 20/th/ Floor
                           New York, New York 10005

                           Toll Free: (800) 714-3305
                            Collect: (212) 269-5550

   Any questions concerning the terms of the consent solicitation may be directed to the Solicitation Agents.

           The Solicitation Agents for the consent solicitation are:

                           Deutsche Banc Alex. Brown
                      31 West 52/nd/ Street, 3/rd/ Floor
                           New York, New York 10019

                          Attention: Alice Jane Poor
                           Telephone: (212) 469-8995

                           CIBC World Markets Corp.
                             425 Lexington Avenue
                           New York, New York 10017
                            Attention: Brian Perman
                                (212) 885-4489

                              Wachovia Securities
                           301 South College Street
                           Charlotte, NC 28288-1139
                             Attention: Jeff Gore
                                (704) 383-0950


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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Young Broadcasting Inc.

Date:  October 29, 2001                   By:  /s/James A. Morgan
                                               ------------------
                                                James A. Morgan
                                                Executive Vice President